Exhibit 1

Date: April 20, 2023	510 Burrard St, 3rd Floor Vancouver BC, V6C 3B9 www.computershare.com

To: All Canadian Securities Regulatory Authorities
Subject: AVRICORE HEALTH INC.

Dear Sir/Madam: We advise of the following with respect to the upcoming Meeting of Security Holders for the subject Issuer:

Meeting Type :	Annual General and Special Meeting
Record Date for Notice of Meeting :	May 15, 2023
Record Date for Voting (if applicable) :	May 15, 2023
Beneficial Ownership Determination Date :	May 15, 2023
Meeting Date :	June 21, 2023

Meeting Location (if available) :	Vancouver, BC

Issuer sending proxy related materials directly to NOBO:	Yes
Issuer paying for delivery to OBO:	No

Notice and Access (NAA) Requirements:
NAA for Beneficial Holders	No

NAA for Registered Holders	No

Voting Security Details:

Description	CUSIP Number	ISIN
COMMON SHARES	054521109	CA0545211090

Sincerely,

Computershare

Agent for AVRICORE HEALTH INC.